EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL 2008 SECOND QUARTER RESULTS

INDIANAPOLIS, May 14, 2008 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) today announced its results for the fiscal 2008 second quarter ended April 9, 2008.

Selected results from the fiscal second quarter 2008:
•	Total revenues of $190.5 million compared to $202.2 million
•	Same store sales declined 6.3% versus a decline of 9.5% in the first quarter
•	Reduced general and administrative expenses by $3.2 million or 18.1%
•	Diluted loss per share of ($0.10) inclusive of $0.02 per share of incremental non-operating expenses

Fiscal Second Quarter 2008 Results
Total revenues for the fiscal 2008 second quarter decreased 5.8% to $190.5 million compared to $202.2 million in the comparable period last year. During the second quarter, same store sales declined by 6.3% versus a decline of 9.5% in the first quarter.  Sales for the quarter were impacted by ongoing deterioration in the consumer economic environment and increased promotional activity throughout the restaurant sector.  These challenges were partially offset by the successful execution of a “$2.99 Double SteakburgerTM& fries” limited-time offer during the month of February.

Net (loss) for the fiscal 2008 second quarter was ($2.8 million), or ($0.10) per diluted share, compared to net earnings of $6.0 million, or $0.21 per diluted share in the prior year. Second quarter results included approximately $1.0 million of incremental non-operating pre-tax charges related to advisory, proxy, and other professional service fees, and severance.  Restaurant operating margins were negatively impacted by the decline in sales, more aggressive discounting, and increases in commodity costs, minimum wage, and health care costs compared with the prior year period.  During the fiscal second quarter of 2008, the Company reduced general & administrative expenses by $3.2 million or 18.1% and remains on track to deliver fiscal 2008 full year reductions of at least $8.1 million.  In addition, cash generated by operating activities was $13.9 million.

Wayne L. Kelley, Interim Chairman and Chief Executive Officer, commented, “The fiscal 2008 second quarter continued to be challenging for the Steak n Shake Company.  We were, however, encouraged by the response to the ‘$2.99 Double SteakburgerTM& fries’ promotion which resulted in an improved same store sales rate.”

Mr. Kelley continued, “During the second quarter, we examined our financial plans, staffing needs, marketing, and product development opportunities. As a result of our analysis, we evolved our operating plan to intensify our focus on the initiatives that we believe are the most critical to improving our performance in the current challenging operating environment while strengthening the future potential of the Steak n Shake brand. Our refined plan emphasizes the following initiatives:

•	Delivering improved customer value proposition through price/value promotion and innovation
•	Generating incremental cash flow and delivering cost savings
•	Continuing to significantly improve the customer service experience
•	Critically reviewing underperforming units/markets

While we expect the operating environment to remain difficult, we remain committed to reversing the negative same store sales trends while positioning the brand for long-term growth.”

As of April 9, 2008, there were 502 Steak n Shake restaurants operating in 21 states, including 436 Company-owned restaurants and 66 franchised units.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time today. Hosting the call will be Wayne L. Kelley, Interim Chairman and CEO and Jeffrey A. Blade, Interim President, Executive Vice President and Chief Financial & Administrative Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at http://www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (888) 708-5695, or for international callers, (913) 312-1523. A replay will be available shortly after the call and can be accessed by dialing (888) 203- 1112, or for international callers, (719) 457-0820. The passcode for the replay is 4757170. The replay will be available until May 21, 2008.

About Steak n Shake
Steak n Shake is a full-service, casual dining restaurant serving a core menu of its famous STEAKBURGERTM sandwiches, thin 'n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest's order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and most are open 24 hours a day, seven days a week.

Risks Associated with Forward-Looking Statements
Certain statements contained in this press release represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to: the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; the ability of our franchisees to operate profitable restaurants; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with the restrictions and covenants to our debt agreements; our ability to renegotiate our debt agreements and refinance our current debt at similar rates; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission.  Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows. We assume no obligation to update forward-looking statements except as required in our periodic reports.

Contact:                Jeffrey A. Blade
Jeff.blade@steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in $000s, except share and per share data)

	Sixteen Weeks Ended				Twenty-Eight Weeks Ended
	April 9,		April 11,		April 9,		April 11,
	2008		2007		2008		2007
	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
Revenues:
Net sales	$189,272	99.4%	$201,055	99.5%	$324,768	99.4%	$347,513	99.5%
Franchise fees	1,215	0.6%	1,096	0.5%	2,115	0.6%	1,904	0.5%
Total revenues	190,487	100.0%	202,151	100.0%	326,883	100.0%	349,417	100.0%

Costs and Expenses:
Cost of sales (1)	47,447	25.1%	46,188	23.0%	80,131	24.7%	79,258	22.8%
Restaurant operating costs (1)	104,039	55.0%	101,783	50.6%	179,849	55.4%	177,251	51.0%
General and administrative (2)	14,369	7.5%	17,551	8.7%	24,503	7.5%	31,106	8.9%
Depreciation and amortization	10,455	5.5%	9,825	4.9%	18,113	5.5%	17,051	4.9%
Marketing	10,376	5.4%	9,148	4.5%	16,377	5.0%	15,574	4.5%
Interest	4,240	2.2%	4,242	2.1%	7,553	2.3%	7,375	2.1%
Rent	4,520	2.4%	4,255	2.1%	7,728	2.4%	7,303	2.1%
Pre-opening costs	677	0.4%	812	0.4%	1,131	0.3%	1,746	0.5%
Asset impairments and provision for restaurant closings	-	0.0%	(127)	-0.1%	-	0.0%	(193)	-0.1%
Other income, net	(524)	-0.3%	(539)	-0.3%	(975)	-0.3%	(944)	-0.3%
Total costs and expenses	195,599	102.7%	193,138	95.5%	334,410	102.3%	335,527	96.0%

(Loss) Earnings Before Income Taxes	(5,112)	-2.7%	9,013	4.5%	(7,527)	-2.3%	13,890	4.0%

Income Taxes	(2,302)	-1.2%	3,021	1.5%	(3,530)	-1.1%	3,733	1.1%

Net (Loss) Earnings	$(2,810)	-1.5%	$5,992	3.0%	$(3,997)	-1.2%	$10,157	2.9%

Basic (Loss) Earnings Per Common and Common Equivalent Share	$(0.10)		$0.21		$(0.14)		$0.36

Diluted (Loss) Earnings Per Common and Common Equivalent Share	$(0.10)		$0.21		$(0.14)		$0.36

Weighted Average Shares and Equivalents:
Basic	28,269,538		28,025,019		28,221,692		27,974,493
Diluted	28,269,538		28,230,461		28,221,692		28,191,845

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales. All other items are expressed as a percentage of revenues.
(2) G&A expenses for the 16 and 28 weeks ended April 9, 2008 included $1.0 million of incremental non-operating pre-tax expenses related to advisory, proxy, and other professional services, and severance.

THE STEAK N SHAKE COMPANY
FINANCIAL HIGHLIGHTS OF THE CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Amounts in $000s)

	April 9, 2008	September 26, 2007
	(UNAUDITED)	(UNAUDITED)
Assets:
Current assets	$51,151	$48,197
Property and equipment, net	485,527	492,610
Other assets	23,791	24,407
Total assets	$560,469	$565,214

Liabilities and Shareholders' Equity:
Current liabilities	$92,680	$94,574
Deferred income taxes and other long-term liabilities	11,945	10,761
Obligations under capital leases	137,480	139,493
Long-term debt	16,506	16,522
Shareholders' equity	301,858	303,864
Total liabilities and shareholders' equity	$560,469	$565,214

THE STEAK N SHAKE COMPANY
FINANCIAL HIGHLIGHTS OF THE CONDENSED CONSOLIDATED STATEMENTS OFCASH FLOWS
(Amounts in $000s)

	Twenty-Eight Weeks Ended
	April 9, 2008	April 11, 2007
	(UNAUDITED)	(UNAUDITED)

Net cash provided by operating activities	$13,887	$19,710
Net cash used in investing activities	(13,986)	(35,774)
Net cash provided by financing activities	182	13,555
Increase (decrease) in Cash and Cash Equivalents	$83	$(2,509)